FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2011 FOURTH QUARTER

AND RECORD FULL YEAR RESULTS

New York, New York, March 12, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Compared to Fourth Quarter 2010:

•	Net sales rose to $189.1 million, a 68% increase from $112.5 million; at comparable foreign currency exchange rates, net sales rose 61% for the period;
•	European-based operations generated net sales of $169.6 million, up 78% from $95.5 million;
•	Net sales by U.S.-based operations were up nearly 15% to $19.5 million from $17.0 million;
•	Gross margin was 61.7% compared to 59.0%;
•	S, G & A expense as a percentage of sales was 56.5% compared to 48.0%;
•	Operating margins were 4.8% of net sales compared to 11.0% of net sales;
•	Net income attributable to Inter Parfums, Inc. was $4.1 million as compared to $6.2 million; and,
•	Basic and diluted earnings per share were $0.13 compared to $0.20.

Thus, net sales for the year ended December 31, 2011 increased 34% to a record $615.2 million from the prior year’s $460.4 million; in constant dollars 2011 net sales rose 28%. Net income attributable to Inter Parfums, Inc. rose 21% to a record $32.3 million or $1.05 per diluted share from $26.6 million or $0.87 per diluted share in 2010.

Jean Madar, Chairman & CEO of Inter Parfums noted, “2011 was far and away the best year in our history. Not only did we achieve record sales and profits, but we gained further control over product distribution, executed the largest new product launch in our history, enjoyed major success introducing fresh products for our newest brands, and added three valuable names to our brand portfolio: Balmain, Repetto and Anna Sui.”

Mr. Madar went on to say, “Several of our prestige portfolio brands showed stellar sales gains. Notably Burberry sales rose 20% for the year in local currency due to the launch of Burberry Body and the staying power of the brand’s historic lines. With the debut of Montblanc Legend, sales were more than three times greater than in 2010, when legacy brand sales were limited to the second half only. In 2011, we recorded first time sales for the Jimmy Choo signature fragrance which far exceeded expectations; and in the latter part of the year, sales of Boucheron products began. New product launches, including Too Too for Betsey Johnson, and the continued distribution of specialty retail products overseas, were among the reasons for the increase in sales by U.S-based operations.”

On the subject of Burberry, Mr. Madar then added, “Discussions that began in December between Interparfums SA and Burberry on the creation of a new operational structure for the fragrance and beauty business are continuing.”

Russell Greenberg, Executive Vice President and Chief Financial Officer of Inter Parfums, Inc., noted, “The January 2011 commencement of European-based product distribution in the U.S. by Interparfums Luxury Brands, Inc., a subsidiary of Interparfums SA, had a significant influence on our reported results. As we had been reporting throughout 2011, this change in our U.S. distribution model factored into the increases in net sales, gross margin and S, G & A as a percent of sales for the each of the four quarters and for the year as a whole.”

Inter Parfums, Inc. News Release March 12, 2012	Page 2

Inter Parfums, Inc. News Release March 12, 2012 Page 2

Mr. Greenberg pointed out, “While my focus is on the year as a whole, the dramatic increase in fourth quarter sales and concurrent decline in fourth quarter profits and margins requires explanation. Promotion and advertising expenses included in S, G & A expenses for the three months ended December 31, 2011 increased to $49.8 million and represented 26.3% of net sales as compared to $10.9 million or 9.7% of net sales in same period of 2010. Much of that increase is because we are now responsible for 100% of the cost of advertising support for our European-based fragrance brands distributed in the U.S.; in previous years, those costs were shared with our former U.S. distributor. In addition, the global launch of Burberry Body was supported with a strong visual campaign on a scale far greater than ever before. Further, our advertising spend for certain other strong sellers like Jimmy Choo and Montblanc also pushed our advertising and promotion budget to new heights.”

He went on to say, “For the year as a whole, promotion and advertising included in S, G & A expenses aggregated $127.8 million or 20.8% of net sales compared to $69.2 million or 15.0% of net sales in 2010.”

Mr. Greenberg also pointed out that net income attributable to Inter Parfums:

•	Was reduced by an impairment loss of $0.8 million in 2011 relating to the goodwill of the Nickel business;
•	Benefited from $1.5 million of foreign currency gains compared to $2.1 million of foreign currency losses in 2010; and,
•	Reflects a 36.3% effective tax rate compared to 33.7% in 2010.

Discussing plans for European-based operations, Mr. Madar stated, “Following 2011’s very ambitious product launch schedule, in 2012 we will primarily grow our business through ongoing advertising and promotion of our strongest brands and fragrances in our prestige portfolio. We are however bringing several new fragrances to market, including our first new woman’s scent for Montblanc, and a new take on established Boucheron and Balmain scents.”

On the subject of U.S.-based operations, Mr. Madar stated, “We have quite a few new products debuting this year. Love Fury by Nine West was launched at 650 Macy’s and 282 Nine West stores in the U.S. and internationally. Banana Republic’s Wildbloom Vert, an offshoot of 2011’s Wildbloom, is now in U.S. namesake stores with a men’s version in the works. Gap Established 1969, a new fragrance for Gap with versions for men and women, is currently hitting store shelves, and also scheduled for a 2012 introduction are Fairy Dance, our first new fragrance for Anna Sui and Wishes & Dreams for bebe.”

Affirms 2012 Guidance

Mr. Greenberg concluded, “While we are regularly reviewing our expectations for 2012, at this point in time, we are reaffirming our current guidance which calls for sales of approximately $625.0 million, with resulting net income attributable to Inter Parfums, Inc. of approximately $35.7 million or $1.16 per diluted share. The three major launches of 2011 versus a more modest launch schedule in 2012 set a very high bar for year-over-year comparisons of our financial results. Guidance assumes the dollar remains at current levels.”

Quarterly Dividend

The Company’s regular quarterly cash dividend of $0.08 per share is payable on April 16, 2012 to shareholders of record on March 30, 2012.

Inter Parfums, Inc. News Release March 12, 2012	Page 3

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Tuesday, March 13, 2012. Interested parties may participate in the call by dialing 201 493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain and Repetto. Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West, Lane Bryant and Anna Sui. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release March 12, 2012	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net sales	$189,088	$112,420	$615,220	$460,411

Cost of sales	72,473	46,130	228,446	186,401

Gross margin	116,615	66,290	386,774	274,010

Selling, general and administrative expenses	106,772	53,944	318,998	217,574
Impairment of goodwill	837	--	837	--

Income from operations	9,006	12,346	66,939	56,436

Other expenses (income):
Interest expense	681	489	2,197	2,116
(Gain) loss on foreign currency	(456)	(303)	(1,546)	2,132
Interest income	(158)	(675)	(1,105)	(1,652)

	67	(489)	(454)	2,596

Income before income taxes	8,939	12,835	67,393	53,840

Income taxes	3,042	4,502	24,444	18,165

Net income	5,897	8,333	42,949	35,675

Less: Net income attributable to the noncontrolling interest	1,779	2,094	10,646	9,082

Net income attributable to Inter Parfums, Inc.	$4,118	$6,239	32,303	$26,593

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.13	$0.20	$1.06	$0.88
Diluted	$0.13	$0.20	$1.05	$0.87

Weighted average number of shares outstanding:
Basic	30,540	30,446	30,515	30,361
Diluted	30,685	30,605	30,678	30,482

Inter Parfums, Inc. News Release March 12, 2012	Page 5

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2010

(In thousands except share and per share data)

Assets	2011	2010
Current assets:
Cash and cash equivalents	$35,856	$37,548
Short-term investments	--	49,391
Accounts receivable, net	175,223	97,593
Inventories	164,077	109,840
Receivables, other	3,258	3,688
Other current assets	4,258	4,635
Income taxes receivable	1,404	--
Deferred tax assets	7,270	7,230
Total current assets	391,346	309,925
Equipment and leasehold improvements, net	14,525	11,207
Trademarks, licenses and other intangible assets, net	105,750	111,402
Goodwill	2,763	3,654
Other assets	1,650	1,917
Total assets	$516,034	$438,105
Liabilities and Equity
Current liabilities:
Loans payable – banks	$11,826	$5,250
Current portion of long-term debt	4,480	11,090
Accounts payable - trade	112,726	52,694
Accrued expenses	52,042	47,413
Income taxes payable	2,099	7,905
Dividends payable	2,443	1,979
Total current liabilities	185,616	126,331
Deferred tax liability	6,068	6,789
Long-term debt, less current portion	--	5,039
Commitments and contingencies
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares;
none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares;
outstanding, 30,541,506 and 30,445,881 shares
at December 31, 2011 and 2010, respectively	31	30
Additional paid-in capital	50,883	48,887
Retained earnings	228,164	205,453
Accumulated other comprehensive income	7,747	14,757
Treasury stock, at cost, 10,009,492 common shares
at December 31, 2011 and 2010	(34,151)	(34,151)
Total Inter Parfums, Inc. shareholders’ equity	252,674	234,976
Noncontrolling interest	71,676	64,970
Total equity	324,350	299,946
Total liabilities and equity	$516,034	$438,105